Exhibit (14)(a)

                          CONSENT OF ERNST & YOUNG LLP





We consent to the reference to our firm under the caption "Financial Highlights" in the Registration Statement (Form N-14 No. 333-00000) and related Prospectus/Proxy of the Allegiant Multi-Factor Small Cap Growth Fund, one of the portfolios constituting the Allegiant Funds, for the registration of 6,500,000 shares of its common stock and to the incorporation by reference therein of our report dated July 18, 2008, with respect to the financial statements of Allegiant Small Cap Growth Fund, Allegiant Multi-Factor Mid Cap Growth Fund, and Allegiant Multi-Factor Small Cap Growth Fund, included in their Certified Shareholder Report (Form N-CSR) for the year ended May 31, 2008, filed with the Securities and Exchange Commission.



                              /s/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania
April 1, 2009